The Beard Company

                      TAX SHARING AGREEMENT


          THIS AGREEMENT has been entered into on this 10th day of April, 1996, by and among THE BEARD COMPANY ("Beard"), an Oklahoma corporation CIBOLA CORPORATION ("Cibola"), a Wyoming corporation, each being hereinafter referred to collectively as the "Group," and the Cibola Shareholders, who are Richard R. Dunning, Larry D. Hartzog and Michael C. Black, with reference to the following circumstances:

          A. Beard owns 80% and the Cibola Shareholders own 20% of all of the issued and outstanding common stock of Cibola.

          B. Beard has a fiscal year ending December 31 and has elected to file consolidated income tax returns for Federal income tax purposes with respect to the Federal income tax liability of Beard and its affiliates.

          C. Cibola is an affiliate of Beard for Federal consolidated income tax return purposes and accordingly their income or loss must be included in the consolidated Federal income tax return to be filed by Beard.

          D. Beard is obligated to pay the consolidated Federal income tax liability of the Beard Group (hereafter defined), including Cibola.

          E. Beard has net operating loss carryovers which may reduce or eliminate the consolidated Federal and, in certain cases, state income tax liability of the Beard Group, including Cibola.

          F. The parties have agreed to allocate the Federal and state income tax liability of each member of the Beard Group, computed as if each filed separate income tax returns, according to the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

          1. Beard agrees (i) to continue to file consolidated Federal income tax returns, together with applicable state income tax returns, for all years during which or during any portion of which Cibola is a member of a group of which Beard is the parent (the "Beard Group") within the meaning of Internal Revenue Code
Section 1504, and (ii) to pay the Federal and state income tax liability of Cibola, together with any interest and penalties assessed with respect thereto, for each year or partial year during which it is included as an "affiliate" in Federal consolidated income tax returns filed by Beard to the extent Cibola has made payments to Beard pursuant to this agreement.

          2. Subject to paragraph 4 hereof, so long as Cibola is considered an "affiliate" of Beard for purpose of filing consolidated income tax returns, Cibola shall pay to Beard for each taxable year that a consolidated income tax return is filed for the Group, an amount equal to Cibola's total Federal and state income tax liability (together with any interest and penalties assessed with respect thereto) computed as if determined on a separate return basis for each such taxable year, or, if it is an affiliate for only a portion of the taxable year of the Group, as if determined on a separate return basis for the portion of the taxable year that it is included in the consolidated income tax return. The amount of such payments shall be estimated and paid on the 15th day after the end of each calendar quarter during the fiscal year of the Group; such estimates to be adjusted and accounted for between the parties as soon as practicable after each March 15th but in no event later than each September 15th.

          3. If, as a result of an Internal Revenue Service audit of the consolidated income tax liability of the Beard Group, a change is finally determined to be required for any year which would have no effect on the consolidated income tax liability of the Group but would increase or decrease the Federal income tax liability of Cibola for any period for which a consolidated return was in effect and for which Cibola was an affiliate of Beard, computed on a separate return basis, then (i) Cibola shall pay to Beard an amount equal to any increase in Cibola's tax liability, as so computed for such period or (ii) Beard shall pay to Cibola an amount equal to any decrease in Cibola's tax liability as so computed; provided, however, that no such adjustment shall be made if and to the extent that such adjustment would cause Cibola to make aggregate payments of more than the amounts specified in paragraph 4 hereof. If, as a result of an Internal Revenue Service audit of the consolidated Federal income tax liability of the Beard Group, it is finally determined that the portion of the consolidated Federal income tax liability (together with any interest and penalties assessed with respect thereto) allocable to Cibola exceeds the payments previously made to Beard by Cibola with respect to such tax year, then Cibola shall pay to Beard the amount of such excess. Similar adjustments shall be made between Beard and Cibola with respect to any state income tax adjustments made as a result of any state audit or tax adjustment. Should it be finally determined that Cibola is not an "affiliate" of Beard for the purpose of filing consolidated income tax returns, Beard shall refund all payments made by Cibola to it under this agreement for any taxable year that Cibola was not a member of the Group to the extent such payments were not paid to the Internal Revenue Service in respect of Cibola's actual tax liabilities with respect to any such year.

          4. Notwithstanding anything else herein to the contrary, payments made to Beard pursuant to this agreement shall not exceed the greater of (i) the aggregate of consolidated Federal and state income tax liabilities (together with any interest and penalties assessed with respect thereto) of the Beard Group applicable to Cibola for each taxable year, or portion thereof, during which it was a member of the Beard Group or (ii) with respect to each taxable year or portion thereof of the Beard Group, the sum of (a) the Capital Accumulation Percentage times the separate return Federal taxable income of Cibola plus (b) the separate return state income tax liability of Cibola plus (c) $118,681.20. The Capital Accumulation Percentage shall mean the greater of (a) 4.83333% or (b) 41.6667% of the excess of the highest Federal income tax rate on the taxable income on individuals (currently, 39.6%) over the highest Federal income tax rate on capital gains on individuals (currently, 28%) in effect during a taxable year for which a calculation is made under this agreement using the Capital Accumulation Percentage.

          5. Promptly after acquiring knowledge of any Internal Revenue Service or state taxing authority's audit of the Beard Group, Beard shall provide written notice of the existence of such audit to Cibola. Cibola shall, at its own expense, defend, contest or otherwise protect against any assessment, deficiency, liability, claim, or penalty which may be assessed or otherwise result from such audit (to the extent it affects the Federal or state income tax liability of Cibola computed as if determined on a separate return basis) and Beard shall provide all necessary and reasonable cooperation in connection with any such audit or proposed tax assessment, including, but not limited to, the services of employees of Beard who are familiar with the transactions out of which any such proposed assessment, deficiency, liability, claim, or penalty may have arisen. Cibola shall have the right to control the defense of any tax proceedings described in the preceding sentence unless it is relieved of its liability hereunder with respect to such defense by Beard. Unless relieved from liability by Beard, Cibola shall compromise or defend, at its own expense and through its own counsel, any such matter involving the Beard Group's asserted liability to a taxing authority to the extent the asserted liability is attributable to Cibola.

          6. The Cibola Shareholders hereby consent and agree to the distributions to be made to Beard by Cibola pursuant to this agreement.

          7. This agreement may be executed in any number of identical counterparts, each of which shall be considered an original for all purposes.

          EXECUTED as of the day and year first above written.

                                THE BEARD COMPANY

                                By:  HERB MEE, JR.
                                     President


                                CIBOLA CORPORATION

                                By:  MICHAEL C. BLACK
                                     President


                                RICHARD R. DUNNING
                                Richard R. Dunning

                                LARRY D. HARTZOG
                                Larry D. Hartzog

                                MICHAEL C. BLACK
                                Michael C. Black